As filed with the Securities and Exchange Commission on July 13, 1999
                                                     Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                              --------------------
                           ACTIVE APPAREL GROUP, INC.
                              --------------------
             (Exact name of Registrant as specified in its charter)

             DELAWARE                                 13-3672716
(State or other jurisdiction of                    (I.R.S. Employer
incorporation or organization)                     Identification No.)

                            1350 BROADWAY, SUITE 2300
                            NEW YORK, NEW YORK 10018
          (Address of principal executive offices, including zip code)


                  1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
                             1993 STOCK OPTION PLAN
                              (Full Title of Plans)


                                GEORGE Q HOROWITZ
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           ACTIVE APPAREL GROUP, INC.
                            1350 BROADWAY, SUITE 2300
                            NEW YORK, NEW YORK 10018
                     (Name and Address of agent for service)

                                 (212) 239-0990
          (Telephone number, including area code, of agent for service)


                                    COPY TO:
                            ROBERT H. FRIEDMAN, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                           505 PARK AVENUE, 16TH FLOOR
                            NEW YORK, NEW YORK 10022
                                 (212) 753-7200

                         CALCULATION OF REGISTRATION FEE

                                                      Proposed                 Proposed
                                                       maximum                  maximum
       Title of                Amount                 offering                 aggregate                 Amount of
      securities                to be                   price                  offering                registration
   to be registered          registered               per share                  price                      fee
-------------------------------------------------------------------------------------------------------------------
Common Stock,                444,300 (1)              $4.91(2)                $2,183,160                 $606.92
$.002 par value                shares
per share

(1) Represents an aggregate of 444,300 shares of Common Stock issuable by the Registrant pursuant to the 1995 Non-Employee Director Stock Option Plan and the 1993 Stock Option Plan (the "1993 Plan"). Options to purchase 75,000 shares of Common Stock that were granted under the 1993 Plan to the Registrant's credit provider are not registrable hereunder and are not registered hereby. Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also registers such indeterminate number of additional shares of Common Stock that may be offered or issued pursuant to the anti-dilution provisions set forth in such plans.

(2) Represents an aggregate of 223,285 shares of Common Stock with respect to which options have been granted under such plans at a weighted average exercise price of $7.69 per share. An additional 146,015 shares of Common Stock, in the aggregate, may be offered under the plans. Pursuant to Rule 457(h) promulgated under the Securities Act, the offering price for the additional 146,015 shares of Common Stock that may be issued under the plans is estimated solely for the purpose of determining the registration fee and is based on $3.1875, the per share average of high and low sale prices of the Common Stock as reported by the Nasdaq SmallCap Market ("Nasdaq") on July 7, 1999.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                                EXPLANATORY NOTE

         The information called for by Part I of this Registration Statement on Form S-8 (the "Registration Statement") is included in the description of Active Apparel Group, Inc.'s 1993 Stock Option Plan and 1995 Non-Employee Director Stock Option Plan (collectively referred to as the "Stock Option Plans") to be delivered to persons eligible to participate in the Stock Option Plans pursuant to Rule 428(b)(1) promulgated under the Securities Act. Pursuant to the Note to
Part I of Form S-8, this information is not being filed with or included in this Registration Statement. However, included herein is a Prospectus to be used in connection with certain reoffers and resales of shares of common stock, $.002 par value per share, of Active Apparel Group, Inc. acquired pursuant to the Stock Option Plans. Such Prospectus has been prepared in accordance with the requirements of Form S-3 pursuant to General Instruction C of Form S-8.

PROSPECTUS


                                 202,598 SHARES

                           ACTIVE APPAREL GROUP, INC.

         This prospectus relates to the reoffer and resale by certain selling stockholders of shares of our common stock that we may issue to the selling stockholders upon the exercise of stock options granted under our 1993 Stock Option Plan or under our 1995 Non-Employee Director Stock Option Plan. This prospectus also relates to certain underlying options that have not as of this date been granted. If and when such options are granted to persons required to use the prospectus to reoffer and resell the shares underlying such options, we will distribute a prospectus supplement. The shares are being reoffered and resold for the account of the selling stockholders, and we will not receive any of the proceeds from the resale of the shares.

         The selling stockholders have advised us that the resale of their shares may be effected from time to time in one or more transactions on the Nasdaq Stock Market, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated. See "Plan of Distribution." We will bear all expenses in connection with the preparation of this prospectus.

         Our common stock is listed on the Nasdaq SmallCap Market under the symbol "AAGP." The last reported sale price on the Nasdaq SmallCap Market for our common stock on July 12, 1999 was $3.375 per share.


--------------------------------------------------------------------------------


     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING AT PAGE 4.

--------------------------------------------------------------------------------



--------------------------------------------------------------------------------


Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------


                The date of this Prospectus is July 13, 1999.

                                TABLE OF CONTENTS


WHERE YOU CAN FIND MORE INFORMATION..........................................2

INCORPORATION BY REFERENCE...................................................3

RISK FACTORS.................................................................4

THE COMPANY.................................................................14

USE OF PROCEEDS.............................................................15

SELLING STOCKHOLDERS........................................................15

PLAN OF DISTRIBUTION........................................................18

LEGAL MATTERS...............................................................20

EXPERTS  ...................................................................20

ADDITIONAL INFORMATION......................................................20



                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also request copies of such documents, upon payment of a duplicating fee, by writing to the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Our common stock is listed on the Nasdaq SmallCap Market, and such reports and other information may also be inspected at the offices of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006-1500.

                           INCORPORATION BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be a part of this prospectus and information that we file later with the SEC will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

         (1) Our Annual Report on Form 10-KSB for the year ended December 31, 1998;

         (2) Our Quarterly Report on Form 10-QSB for the period ended March 31, 1999; and

         (3) Our Application for Registration of our common stock on Form 8-A dated April 24, 1995.

         You may request a copy of these filings (excluding the exhibits to such filings that we have not specifically incorporated by reference in such filings) at no cost, by writing or telephoning us at the following address:

                           Active Apparel Group, Inc.
                           1350 Broadway, Suite 2300
                           New York, New York   10018
                           Attention: Chief Financial Officer
                           (212) 239-0990



                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information provided or incorporated by reference in this prospectus or any related supplement. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any other date than the date on the front of those documents.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains certain "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 and information relating to us that are based on the beliefs of our management, as well as assumptions made by and information currently available to our management. When used in this prospectus, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in these forward-looking statements, including those risks discussed under "Risk Factors." You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on this prospectus. We have no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.



                                  RISK FACTORS

         THE PURCHASE OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN OUR COMMON STOCK.


OPERATING LOSSES AND UNCERTAINTY OF FUTURE GROWTH AND RESULTS OF OPERATIONS

         Our net sales and operating income for the fiscal year ended December 31, 1998 decreased compared to the same period in 1997. The decrease was primarily due to the decreased sales volume of our Converse and MTV licensed products and increased selling and shipping expenses attributable to greater sales sample expense and increase in salaries of our employees involved in the sale, shipping and design of our products. The table below compares our net sales and operating income for fiscal years 1997 and 1998.


                                            1997                   1998                 (DECREASE)             % (DECREASE)
                                            ----                   ----                 ----------             ------------

           Net Sales                    $16,687,271            $15,011,926            $(1,675,345)                 (10%)
           Operating Income             $   344,060            $  (434,728)           $  (778,788)                (226%)

         For the five fiscal years immediately preceding December 31, 1998, however, we had experienced some gain and did not have any accumulated deficit. While the retail environment remains difficult, we believe that we will return to our previous pattern of sales growth, although we cannot assure you that we will be able to do so.

         We are subject to all risks associated with operating an apparel business, such as the uncertainty of market acceptance of our products, the need to expand marketing and distribution capabilities and the unexpected problems and expenses related to marketing, manufacturing and distribution. We expect these uncertainties, difficulties and delays to be compounded by the highly competitive environment and local and national economic conditions. Our future operating results will also depend upon many factors including successful identification and response to consumer market trends, effective monitoring and controlling costs and efficient business operations and strategies.


DEPENDENCE ON EVERLAST PRODUCT LICENSES

         Our former affiliate, Total Impact, Inc. ("Total Impact"), was granted a license to distribute and sell products bearing the Everlast trademark in the United States. The license is embodied in an agreement, dated as of June 1, 1992 between them and Everlast World's Boxing Headquarters Corporation ("Everlast"). On July 7, 1992, they assigned this license to us, as contained in the Assignment of License Agreement, between us and them. Additionally, on January 1, 1993, Everlast granted us a license to distribute and sell their products in Canada. The original term of our licenses to distribute and sell Everlast certain products bearing the Everlast trademark in the United Stated and Canada, collectively referred to as the "Everlast Licenses," expired on December 31, 1996. In January 1997, the Everlast Licenses were amended to extend the term to December 31, 2002. We also have the option to renew these licenses for up to two successive five-year terms through December 31, 2012, assuming we continue to satisfy certain conditions specified in the Everlast Licenses. Our exclusive right to sell women's activewear, sportswear, swimwear and coverups with the Everlast trademark in the United States and Canada was granted under our Everlast Licenses. We are required to satisfy certain terms and conditions specified in the Everlast Licenses.

         Furthermore, on January 1, 1999, we entered into an agreement with Everlast to exclusively distribute and sell men's apparel using the Everlast trademark in the United States and Canada ("Men's License"). The Men's License expires on December 31, 2001 and is renewable twice, each for a five-year period. Similar to the Everlast Licenses, we are required to satisfy certain terms and conditions specified in the Men's Licenses.

         Everlast has the right to terminate the men's and women's licenses upon certain circumstances, including our failure to sell the minimum quantity of products covered in their respective licenses. If Everlast terminates its licenses, or if we fail to renew any one of these licenses, we would lose the right to sell and distribute their products. A loss of one of the licenses will have a material adverse effect on our business, results of operations and future growth. Currently, we are in compliance with the requirements specified in all the licenses by the applicable licensor. However, we cannot assure you that we will always be able to do so, which could result in the termination of the licenses by the applicable licensor. You must note that the minimum quantity required to be sold increases over time.

         On May 20, 1994, we entered into a trademark license agreement with Converse, Inc. (the "Converse License"). This agreement granted us a license to distribute and sell Converse certain products bearing the Converse trademark. Our exclusive rights to sell women's and girl's activewear and sportswear with the Converse trademark in the United States was granted under the Converse License. Our license expired on April 30, 1998 and was amended to extend the term through March 31, 1999. On March 10, 1999, we decided not to renew the Converse License. Additionally, the term of our amended license to market and distribute certain products bearing certain trademarks owned by MTV Networks, Inc. expired on June 30, 1999 and was not renewed because we did not achieve sufficient sales to automatically renew the license agreement. Although we believe that discontinuation of these licenses will not have a material impact on our operations, we cannot assure that this will be so.


DEPENDENCE UPON THE CENTURY FACILITY

         In August 1992, we entered into a factoring agreement with Century, which has been amended from time to time (as so amended, the "Century Agreement"). This agreement provides for Century's purchase of our accounts receivable (the "Century Facility"). According to the terms of the Century Agreement, Century is generally required to pay us the proceeds of the purchased accounts receivable net of commissions, reserves and certain other amounts, five business days after each of our customers has paid Century. However, Century has the option to pay us in advance or to arrange, on our behalf, a letter of credit in favor of our manufacturers, for the net amounts that they would pay us upon its collection.

         According to the Century Agreement, we assign to Century all of our accounts receivable derived from our customers' product orders in the United States. The assigned payments and other rights to our accounts receivable are on a non-recourse basis. Therefore, Century must approve all customer credits before any products are shipped to our customers.

         The maximum total amount of accounts receivable that Century is willing to advance continuously varies. We do not know the precise formula that Century uses to calculate the maximum amount available under the Credit Facility. There is also no formula stated in the Credit Agreement. Century bases its analysis on various factors, including our qualifying accounts receivable, inventory and equity capital. Occasionally, Century advances more than the maximum total amount it estimated ("over-advances").

         The table below shows the amount of our accounts receivable assigned to Century and its advances and over-advances for the fiscal years ended December 31, 1997 and 1998:

                                                    1997              1998
                                                    ----              ----

           Assigned Accounts Receivable          $2,977,617        $1,988,101
           Century's Advances                    $1,094,960        $  486,364
           Due From Factor-Century/(Over-        $1,822,657        $1,501,737
           advances)

         We cannot assure you that Century will continue to make advances before its commitments to us are due. We also cannot assure you that our relationship with them will always be satisfactory.

         We use any advances or letters of credit to increase our working capital. As of December 31 1998, our working capital was $4,994,000. This is a decrease from our working capital of $5,187,272 as of December 31, 1997. Although our working capital needs have continuously increased, the Century Facility has been sufficient. The decrease was primarily attributable to the Company's net loss for the year ended December 31, 1998. We cannot assure you that if there are no more advances or the Century Facility is terminated, that we will not be materially adversely affected. We believe, however, that the funds generated from our operations and the advances already made under the Credit Facility will be sufficient to fund our working capital needs and capital requirements for the next twelve months. If you need more information regarding the Century Facility, the Century Agreement and our liquidity and capital resources, you can see "Management's Discussion and Analysis or Plan of Operations" section in the Form 10-KSB we filed on March 30, 1999 with the SEC.


CHARACTERISTICS OF APPAREL INDUSTRY AND ECONOMIC CYCLE

         Historically, the apparel industry has experienced substantial changes in its business cycle. Recessions, the states of the national and local economies and uncertainties regarding future economic prospects affect consumer spending habits and adversely affect our business, financial condition and results of operations. In addition, we, as well as our competitors, sell to retailers who have experienced financial difficulties during the past several years. If these financial difficulties continue or worsen, we cannot assure you that our business, financial condition and results of operations will not be materially adversely affected. If you need more information regarding the cyclical nature of the apparel industry, you can see "Management's Discussion and Analysis or Plan of Operations" section in the Form 10-KSB we filed on March 30, 1999 with the SEC.

         We do not believe that the sales of our products are seasonal in any material way. Our products, taken as a whole, are sold year-round. While our results of operations may vary quarterly, we do not believe that such variations are material to our business. Consequently, our results of operations in any one quarter are not representative of the results of operations we expect for other quarters or for the full fiscal year.


CHANGES IN CONSUMER MARKET TRENDS; NEW PRODUCTS

         Our ability to anticipate, gauge and respond adequately and timely to rapid changes in consumer demand and market trends materially affect our business and results of operations. We cannot assure you that we will be competitive in this regard. We also cannot assure you that if we fail to achieve our objectives, our business, results of operations or prospects will not be materially adversely affected. We obtained a license to market Everlast men's products exclusively in the United Stated starting January 1, 1999. The license runs until December 31, 2001, with an option to renew for two successive five-year periods. We cannot assure you, however, that our products will continuously be received positively by our target markets.


COMPETITION

         The apparel industry, specifically the sportswear and activewear markets, is intensely competitive. The competition is based on:

         o         price
         o         design
         o         quality
         o         name recognition
         o         timing

         We compete with a large number of competitors, many of which are larger in size and have substantially greater financial and other resources than we have available. We cannot assure you that we will be able to successfully differentiate our products from other trademarks, products or designs. We also cannot assure you that retailers or consumers will consider our present and future products or designs to be superior to those of our competitors.

         We are required to sell our Everlast products to Everlast at a 25% discount from the lowest price we offer to any of our other customers. However, Everlast may not resell or distribute these products at a price that is lower than our lowest price. To date, Everlast has not purchased any of such products from us. If Everlast makes a significant order of such products, it will adversely affect our overall gross profit margins and could have a material adverse effect on our business, financial condition and results of operations.

DEPENDENCE ON THIRD-PARTY MANUFACTURERS AND SUPPLIERS

         We use third-party, independent contractors to manufacture all of our products; we do not manufacture any of our products ourselves. Since 1993, approximately 75% of our products have been manufactured by independent contractors in the United States. The remaining 25% have been imported from international independent contractors, primarily from the Asian countries.

         Currently, we use over ten different manufacturers. Our two largest domestic manufacturers accounted for approximately 44.4% and 18.8%, respectively, of our total product requirements in the fiscal year ended December 31, 1998. Because of available alternative sources, we do not believe that a loss of any of our contractors would have a material adverse effect on our business, financial condition and results of operations. We believe that we have good relations with our contractors, but we do not have a written agreement with any of them.

         Bilateral textile agreements between the United States and foreign nations have imposed constraints in the supply of our foreign-sourced products. Political disputes between the United States and the foreign nations where the foreign contractors are located may disrupt trade, impose additional import regulations and duties, taxes and other charges. Additionally, political instability in their respective countries may adversely affect some of our product sources. If any of our domestic or foreign contractors are unable or unwilling to manufacture or ship our products in a timely manner, our timely delivery to customers will be adversely affected. Consequently, we may miss retailing seasons with respect to some or all of our products and may adversely affect our relationship with our customers, both of which could have a material adverse effect on our business, financial condition and results of operations. If you need to see more information regarding our contractors, you could read "Business - Manufacturing and Suppliers" in the Form 10-KSB we filed on March 30, 1999 with the SEC.


INVENTORY CONTROL PROCEDURES

         We have a "just-in-time" manufacturing and purchasing policy. We expect this policy to decrease the risk of accumulating obsolete inventory that may need to be sold at a discount or below cost when our actual sales are lower than what we anticipated for any given period. We cannot assure you that our "just-in-time" policy will continue to be successful or that it will not have an adverse effect on our business. If you need to see more information regarding our manufacturing and distribution policies, you could read "Business - Manufacturing and Suppliers" and "Business - Sales and Distribution" sections in the Form 10-KSB we filed on March 30, 1999 with the SEC.

DEPENDENCE ON MANAGEMENT AND ATTRACTION OF KEY EMPLOYEES

         George Q Horowitz, the Chairman of our Board, our Chief Executive Officer, Chief Financial Officer, President and Treasurer has more than 23 years of experience in the women's apparel industry. He has specialized on merchandising, sales and operations side of the business. Rita Cinque Kriss, our Executive Vice President, has more than 12 years of experience in the apparel industry. She has specialized on production, merchandising and operations side of the business.

         We have entered into employment agreements with each of Mr. Horowitz and Ms. Cinque Kriss. They have agreed to continue their employment and not to compete with us. The loss of the services of either Mr. Horowitz or Ms. Cinque Kriss would have a material adverse effect on our business, financial condition, results of operations and prospects. Consequently, we have obtained a life insurance policy on Mr. Horowitz in the amount of $2,000,000 and on Ms. Cinque Kriss in the amount of $500,000. We cannot assure you that we will be able or willing to maintain such insurance policies on acceptable terms or premiums, if at all, in the future.

         Our future growth will largely depend on our ability to retain the services of Mr. Horowitz and Ms. Cinque Kriss, as well as our ability attract and retain other qualified personnel. We cannot assure you that such individuals can be attracted and retained because of the intense competition in the apparel industry.


CONTROL BY CURRENT MANAGEMENT

         Management of the Company and members of their immediate families currently own or control more than 25.2% of our outstanding voting securities. These persons are and will continue to be able to exercise control over the election of the Company's directors.


ABSENCE OF DIVIDENDS

         Since our inception in July 1992, we have not declared or paid a dividend on our common stock. At present, we do not anticipate that we will pay cash dividends on our common stock. We expect to retain all of our future earnings for general working capital purposes. Accordingly, we cannot guaranty that we will ever pay cash dividends.


POSSIBLE VOLATILITY OF SECURITIES PRICES

         The market price of our common stock has in the past been, and may in the future continue to be, volatile. For instance, between January 1, 1998 and July 12, 1999, the closing price of our common stock has ranged between $0.50 and $25.00. A variety of events may cause the market price of our common stock to fluctuate significantly, including:

         o         quarter to quarter variations in operating results;

         o         adverse news announcements;

         o         the introduction of new products;

         o         market conditions in the industry.

         New fashion trends, from us or from our competitors, or governmental regulation or general conditions in the apparel industry may have a significant effect on our business and on the market price of our securities.

         Additionally, the sale, or availability for sale, of substantial amounts of Common Stock in the public market pursuant to Rule 144 or otherwise could adversely affect the market price of our Common Stock and could impair our ability to raise additional capital through the sale of our equity securities. As of July 12, 1999, 618,525 shares of our common stock were eligible to be sold under Rule 144.


POSSIBLE NASDAQ DELISTING; POTENTIALLY LIMITED TRADING MARKET

         Our common stock is listed on the Nasdaq SmallCap Market. To remain eligible for listing on the Nasdaq SmallCap Market we must comply with the following:

         o   our common stock must have a minimum bid price of $1.00;

         o we must have minimum tangible net assets of $2,000,000 or a market capitalization of $35,000,000 or net income of $500,000 in two of the three prior years; and

         o we must have a public float of at least 500,000 shares with a market value of at least $1,000,000; at least 300 stockholders must hold our common stock; and at least two market makers must make a market in it.

         If our common stock is delisted from Nasdaq, trading, if any, would be conducted on the OTC Bulletin Board. If our common stock is delisted from Nasdaq, the common stock could be considered a penny stock. SEC regulations generally define a penny stock to be an equity security that is not listed on Nasdaq or a national securities exchange and that has a market price of less than $5.00 per share, subject to certain exceptions. The regulations of the SEC would require broker-dealers to deliver to a purchaser of common stock a disclosure schedule explaining the penny stock market and the risks associated with it. Various sales practice requirements are also imposed on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). In addition, broker-dealers must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. If the common stock is traded on the OTC Bulletin Board and becomes subject to the regulations applicable to penny stocks, investors may find it more difficult to obtain timely and accurate quotes and execute trades in the common stock.


POTENTIAL PRODUCT LIABILITY EXPOSURE

         We are exposed to an inherent risk of potential product liability claims, which could lead to substantial damage awards. We currently maintain product liability and excess liability insurance in the amount of and with a maximum payout of $7,000,000. If a successful claim is brought against us in excess of, or outside of, our insurance coverage, it could have a material adverse effect on our business, results of operations and financial condition. Claims against us, regardless of their merit or eventual outcome, may also have a material adverse effect on the consumer demand for our products.


BARRIERS TO TAKEOVER

         Our Certificate of Incorporation and By-Laws contain certain provisions which may deter, discourage, or make the assumption of control more difficult by another corporation or person through a tender offer, merger, proxy contest or similar transaction or series of transactions. These provisions include an unusually large number of authorized shares of common stock and the prohibition of cumulative voting.

         The Company is subject to Section 203 of the Delaware General Corporation Law, which prevents an "interested stockholder" (defined in Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder, unless:

         o before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

         o upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (subject to certain exceptions); or

         o following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. A "business combination" includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the interested stockholder.

         The provisions of Section 203 could have the effect of delaying, deferring or preventing a change in the control of the Company.

         The overall effect of these provisions may be to deter a future tender offer or other takeover attempt that some stockholders might view to be in their best interest. Such an offer might include a premium over the market price of our capital stock at that time. In addition, these provisions may assist our current management to retain its position and place it in a better position to resist changes which some of our stockholders may want them to make if they are not satisfied with the conduct of our business.


LIMITATIONS ON LIABILITY OF DIRECTORS AND OFFICERS

         Our Certificate of Incorporation allows us to indemnify any person who is or was made a party to, or is or was threatened to be made a party to, any pending, completed, or threatened action, suit or proceeding by reason of the fact that he or she is or was our director, officer, employee or agent or is or was serving at our request as a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise. The Certificate of Incorporation permits us to advance expenses to an indemnified party in connection with defending any such proceeding, upon receipt of an undertaking by the indemnified party to repay those amounts if it is later determined that the party is not entitled to indemnification.

         The foregoing provisions may reduce the likelihood of derivative litigation against directors and officers and discourage or deter stockholders from suing directors or officers for breaches of their duties us. Even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, the funds that we will use to indemnify directors and officers will not be available for operational purposes.

                                   THE COMPANY

         Active Apparel Group, Inc. (the "Company"), a Delaware corporation organized on July 6, 1992, is engaged in the design, manufacture, marketing and sale of women's activewear, sportswear, swimwear and coverups, and, as of January 1, 1999, the design, manufacture, marketing and sale of men's activewear, sportswear and outerwear featuring the widely- recognized Everlast trademark (the "Everlast Products"). Generally, the Company has the exclusive right to use and distribute the Everlast Products in the United States, its territories and possessions (collectively, the "United States") and Canada, its provinces, territories and possessions (collectively, "Canada"). The Company is also engaged in the design, manufacture, marketing and sales of unisex activewear and accessories featuring "MTV's THE GRIND" and/or "THE GRIND" trademarks (the "MTV Products"). The Company did not design or produce a line of MTV activewear for sale in 1999. The Company decided not to renew the MTV license, which expired on June 30, 1999. SEE "RISK FACTORS - DEPENDENCE ON EVERLAST PRODUCT LICENSES". The Company is a member of the Sporting Goods Manufacturers Association, the National Sporting Goods Association and the Canadian Sporting Goods Association.

         The Company's strategy is to expand the Company's operations and to become a leading brand name supplier of women's and men's activewear and sportswear. Key elements of this strategy include:

         o balancing and diversifying the Company's product collections in terms of style and price range;

         o maximizing visibility in the Company's products through focused advertising and marketing programs;

         o expanding its product distribution system by establishing better relationships with a broader network of retailers worldwide subject to distribution restrictions of the Everlast Product licenses;

         o  capitalizing   on  the  Company's   strengths   through  design  and
         manufacture for private label activewear and sportswear customers.

         All of the Company's products are manufactured by third party independent manufacturing contractors in the United States and abroad and are sold to over 20,000 retail locations throughout the United States and Canada. See "Business - Sales and Distribution" sections in the Form 10-KSB we filed on March 30, 1999 with the SEC.

PRODUCTS

         The Company's product line primarily consists of the Everlast Products, which are designed and marketed with a goal of a high level of brand name recognition and consumer preference by combining performance, market appeal and value. The Company performs extensive market research in attempting to provide its retail customers and consumers with functionality along with the most desirable styles, color schemes and fabrics. The Company has actively pursued a strategy of developing a balanced and diversified mix of products in order to maximize the brand name recognition and appeal to various demographic groups and geographic areas. The Company's product line is primarily composed of the Everlast collection.

         The Company sells a diverse collection of Everlast Products consisting of women's activewear, sportswear, swimwear and coverups, and as of January 1, 1999, men's activewear, sportswear and outerwear under the Everlast trademark and logo. Since 1910, Everlast has gained wide recognition in professional and amateur boxing. The Company believes that the Everlast name has become synonymous with quality athletic products. The Company, through the Everlast Products, seeks to continue this tradition, while recognizing that the active person has particular demands regarding quality, comfort and style in activewear and sportswear. The Everlast Products consist of approximately 80 separate products with varying styles and functions. These include fitness apparel and sportswear made of nylon, fleece, cotton, Lycra spandex and other technical polyester fabrics with moisture management properties. The Everlast Products are designed to feature the Everlast trademark and logo and to focus on the use of appropriate fabric blends to maximize comfort and performance. The retail prices for the Everlast Products generally range from $15 to $70.



                                 USE OF PROCEEDS

         The shares of common stock offered hereby are being registered for the account of the selling stockholders identified in this prospectus. See "Selling Stockholders." All net proceeds from the sale of the common stock will go to the stockholders who offer and sell their shares. We will not receive any part of the proceeds from such sales of common stock. We will, however, receive the exercise price of the options at the time of their exercise. If all of the options are exercised, we will realize proceeds in the amount of $2,071,286.
Such proceeds will be contributed to working capital and will be used for general corporate purposes.



                              SELLING STOCKHOLDERS

         This prospectus relates to the reoffer and resale of shares issued or that may be issued to the selling stockholders under our 1993 Stock Option Plan and the 1995 Non-Employee Director

Stock Option Plan (together, the "Stock Option Plans"). This Prospectus also relates to such indeterminate number of additional shares of common stock that may be acquired by the selling stockholders as a result of the antidilution provisions of the Stock Option Plans. We will provide additional information regarding the identity of the selling stockholders and certain other information relating to the selling stockholders as supplement to this prospectus if we are required by law to do so.

         The following table sets forth (i) the number of shares of common stock owned by each selling stockholder at July 12, 1999, (ii) the number of shares of common stock to be offered for resale by each selling stockholder (i.e., the total number of shares underlying options held by each selling stockholder irrespective of whether such options are presently exercisable within sixty days of July 12, 1999) and (iii) the number and percentage of shares of common stock that each selling stockholder will beneficially own after completion of the offering, assuming that all shares that may be offered for resale are sold and no other shares beneficially owned by the selling stockholders are also sold.


                                            Number of                            Number of
                                            Shares of                            Shares of         Percentage of
                                             Common           Number of        Common Stock         Class to be
                                           Stock Owned      Shares to be     after completion       Owned after
                                           at July 12,       Offered for      of the Offering      completion of
Name                                        1999 (1)          Resale(2)             (3)            the-Offering
---------------------------------------  -----------------------------------------------------------------------

George Q Horowitz.....................   660,628 (4)            62,000              598,628           22.6%
   Chairman of the Board;
   Chief Executive Officer
James K. Anderson.....................   153,942 (5)            67,592               86,350            3.2%
   Vice Chairman of the Board;
   Director
Rita Cinque Kriss.....................   121,700 (6)            35,500               86,200            3.3%
   Executive Vice President;
   Secretary of the Company;
   Director
Larry Kring...........................    25,338 (7)            15,000               10,338             *
   Director
Edward R. Epstein ....................    22,500 (8)            14,400                1,000             *
   Director
Angelo Giusti ........................     9,400 (9)             8,000                1,400             *
   Director
Donald J. Horowitz....................       106 (10)              106                  106             *

------------------
       * Less than 1%.

(1) Includes all options being registered for resale regardless of whether these options are currently exercisable within 60 days.

(2) Consists of shares of common stock issuable upon exercise of options both currently and not currently exercisable.

(3) Assumes that all shares that may be offered for resale are sold and no other shares that are beneficially owned by the selling stockholders are also sold. A person is deemed to be the beneficial owner of voting securities that can be acquired by such person within 60 days after the date hereof upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) have been exercised. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. The total issued and outstanding shares as of the first quarter is 2,592,581 shares of common stock.

(4) Includes 42,000 shares of common stock issuable to Mr. Horowitz if he decides to exercise his currently exercisable options within 60 days. Mr. Horowitz has been the Company's President, Chief Executive Officer, Treasurer and a director since July 1992 and Chairman of the Board since January 1996.

(5) Includes 67,592 shares of common stock issuable to Mr. Anderson if he decides to exercise his currently exercisable options within 60 days. Mr. Anderson has been a director of the Company since August 1992.

(6) Includes 25,500 shares of common stock issuable to Ms. Cinque Kriss if she decides to exercise her currently exercisable options within 60 days. Ms. Cinque Kriss has been the Company's Executive Vice President and a director and Secretary since May 1994.

(7) Includes 15,000 shares of common stock issuable to Mr. Kring if he decides to exercise his currently exercisable options within 60 days. Mr. Kring has been a director of the Company since August 1993.

(8) Includes 11,900 shares of common stock issuable to Mr. Epstein if he decides to exercise his currently exercisable options within 60 days. Mr. Epstein has been a director of the Company since January 1996 and has provided legal services to the Company since July 1992.

(9) Includes 5,500 shares of common stock issuable to Mr. Giusti if he decides to exercise his currently exercisable options within 60 days. Mr. Giusti has been the Company's Vice President of Operations since June 1997 and a director since January 1997.

(10) Mr. Donald J. Horowitz was a director of the Company from August 1992 to August 1997.

         We cannot assure you that the selling stockholders will exercise their options to purchase our common stock.

         The shares covered by this prospectus may be sold from time to time so long as this prospectus remains in effect; provided, however, that the selling stockholders are first required to contact our Corporate Secretary to confirm that this prospectus is in effect. We intend to distribute to each selling stockholder a letter describing the procedures that the selling stockholder may follow in order to use this prospectus to sell the shares and under what conditions the prospectus may not be used. The selling stockholders expect to sell the shares at prices then attainable, less ordinary brokers' commissions and dealers' discounts as applicable.



                              PLAN OF DISTRIBUTION


         This offering is self-underwritten; neither we nor the selling stockholders have employed an underwriter for the sale of common stock by the selling stockholders. We will bear all expenses in connection with the preparation of this prospectus. The selling stockholders will bear all expenses associated with the sale of the common stock.

         The selling stockholders may offer their shares of common stock directly or through pledgees, donees, transferees or other successors in interest in one or more of the following transactions:

         o On any stock exchange on which the shares of common stock may be listed at the time of sale;
         o In  negotiated  transactions;
         o In the over-the-counter  market;
         o In a  combination  of  any  of  the  above transactions.

         The selling stockholders may offer their shares of common stock at any of the following prices:

         o Fixed prices which may be changed;
         o Market prices prevailing at the time of sale;
         o Prices related to such prevailing  market prices;
         o At negotiated prices.

         The selling stockholders may effect such transactions by selling shares to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares of common stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         Any broker-dealer acquiring common stock from the selling stockholders may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prices then prevailing on Nasdaq or at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. The selling stockholders and any broker-dealers that act in connection with the sale of the common stock hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act; any commissions received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Any such commissions, as well as other expenses incurred by the selling stockholders and applicable transfer taxes, are payable by the selling stockholders.

         The selling stockholders reserve the right to accept, and together with any agent of the selling stockholder, to reject in whole or in part any proposed purchase of the shares of common stock. The selling stockholders will pay any sales commissions or other seller's compensation applicable to such transactions.

         We have not registered or qualified offers and sales of shares of the common stock under the laws of any country, other than the United States. To comply with certain states' securities laws, if applicable, the selling stockholders will offer and sell their shares of common stock in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the selling stockholders may not offer or sell shares of common stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

         The selling stockholders have represented to us that any purchase or sale of shares of common stock by them will comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock (a "Distribution") from directly or indirectly bidding for, or purchasing for any account in which he or she has a beneficial interest, any of our common stock or any right to purchase our common stock, for a period of one business day before and after completion of his or her participation in the Distribution (we refer to that time period as the "Distribution Period").

         During the Distribution Period, Rule 104 under Regulation M prohibits the selling stockholders and any other persons engaged in the Distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of our common stock. No such person may effect any stabilizing transaction to facilitate any offering at the market. Inasmuch as the selling stockholders will be reoffering and reselling our common stock at the market, Rule 104 prohibits them from effecting any stabilizing transaction in contravention of Rule 104 with respect to our common stock.

         There can be no assurance that the selling stockholders will sell any or all of the shares offered by them hereunder or otherwise.

                                  LEGAL MATTERS

         Certain legal matters in connection with the issuance of the shares of common stock offered hereby have been passed upon for us by Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, New York.

                                     EXPERTS

         Our financial statements included in our annual report on Form 10-KSB for the fiscal year ended December 31, 1998 referred to above have been audited by Berenson & Company LLP, independent certified accountants, as set forth in their report dated January 29, 1999 accompanying such financial statements, and are incorporated herein by reference in reliance upon the report of such firm, which report is given upon their authority as experts in accounting and auditing.

         Any financial statements and schedules incorporated by reference in the registration statement of which this prospectus is part that have been audited and are subject of a report by independent accountants will be so incorporated by reference after the date of this prospectus in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents filed with the SEC.



                             ADDITIONAL INFORMATION

         We have filed with the SEC a Registration Statement on Form S-8 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the shares offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the shares of common stock offered hereby, please refer to the Registration Statement. Statements contained in this prospectus about any contract or document are not necessarily complete, and in each instance, you should refer to the copy of such contract or document filed with the SEC. Each such statement is qualified in all respects by such reference.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

       The  following  documents  filed  by  Active  Apparel  Group,  Inc.  (the
"Company") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference and made a part hereof:

       (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998;

       (b) The Company's Quarterly Report on Form 10-Q for the first quarter of fiscal year 1999; and

       (c) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on April 24, 1995.

       All reports and other documents subsequently filed by the Company pursuant to Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that de-registers all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.


ITEM 4.  DESCRIPTION OF SECURITIES.

       Not applicable.


ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

       Not applicable.


ITEM 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

       As permitted by the Delaware General Corporation Law ("DGCL"), the Company's Certificate of Incorporation, as amended, limits the personal liability of a director or officer to the Company for monetary damages for breach of fiduciary duty of care as a director. Liability is not eliminated for
(i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchase or redemptions pursuant to Section 174 of the DGCL or (iv) any transaction from which the director derived an improper personal benefit.

       The Company has also entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements provide that the directors and executive officers will be indemnified to the fullest extent permitted by applicable law against all expenses (including attorneys' fees), judgments, fines and amounts reasonably paid or incurred by them for settlement in any threatened, pending or completed action, suit or proceeding, including any derivative action, on account of their services as a director or officer of the Company or of any subsidiary of the Company or of any other company or enterprise in which they are serving at the request of the Company. No indemnification will be provided under the indemnification agreements, however, to any director or executive officer in certain limited circumstances, including on account of knowingly fraudulent, deliberately dishonest or willful misconduct. To the extent the provisions of the indemnification agreements exceed the indemnification permitted by applicable law, such provision may be unenforceable or may be limited to the extent they are found by a court of competent jurisdiction to be contrary to pubic policy.


DELAWARE LAW

       The Company is subject to Section 203 of the Delaware General Corporation Law, which prevents an "interested stockholder" (defined in Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder, unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (subject to certain exceptions) or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. A "business combination" includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the interested stockholder.

       The provisions of Section 203 could have the effect of delaying, deferring or preventing a change in the control of the Company.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

       Not applicable.


ITEM 8.  EXHIBITS.

       4(a)        -       1993 Stock Option Plan.

       4(b)       - 1995 Non-Employee Director Stock Option Plan.

       5          - Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.

       23(a)      - Consent of Berenson & Company LLP, independent auditors.

       23(b)      - Consent of Olshan  Grundman  Frome  Rosenzweig & Wolosky LLP
                    (included in its opinion filed herewith as Exhibit 5).

       24         - Powers of Attorney  (included on the signature  page to this
                    Registration Statement).


ITEM 9.  UNDERTAKINGS.

       A.     The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

       B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
              1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or  proceeding)  is  asserted  by such  director,  officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

       D. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, a copy of the registrant's latest annual report to stockholders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 12th day of July, 1999.

                                           ACTIVE APPAREL GROUP, INC.


                                           /S/ GEORGE Q HOROWITZ
                                           -------------------------------------
                                           George Q Horowitz
                                           Chief Executive Officer and President



                       POWER OF ATTORNEYS AND SIGNATORIES

       KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George Q Horowitz his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange
Commission granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


       SIGNATURE                    TITLE                            DATE

                             Chairman of the Board,               July 12, 1999
                             Chief Executive Officer,
                             Chief Financial Officer
/S/ GEORGE Q HOROWITZ        (Principal Executive Officer
------------------------     and Principal Accounting
    George Q Horowitz        Officer)

       SIGNATURE                    TITLE                            DATE


/S/ JAMES K. ANDERSON        Vice Chairman of the Board           July 12, 1999
----------------------
    James K. Anderson

/S/ RITA CINQUE KRISS
----------------------       Executive Vice President,            July 12, 1999
    Rita Cinque Kriss        Secretary and Director


----------------------       Director
    Larry Kring


/S/ EDWARD R. EPSTEIN        Director                             July 12, 1999
----------------------
    Edward R. Epstein



/S/ ANGELO GIUSTI            Director                             July 12, 1999
---------------------
    Angelo Giusti